EXHIBIT 21



                             LIST OF SUBSIDIARIES



     The Partnership is a stockholder in 1225 Investment Corporation, a corporation which held title to the 1225 Connecticut Avenue, N.W. Office Building, located in Washington, D.C.

     The Partnership was a joint venture partner in JMB/Landings
Associates, a general partnership which held title to The Landings Shopping Center, located in Sarasota, Florida.

     The Partnership was a joint venture partner in CIP/Ashby Partners, a general partnership which held title to The Ashby at McLean Apartments, located in McLean, Virginia.